Exhibit 99.1

CIT Announces $550 Million of Additional Capital Actions

NEW YORK, June 15, 2017 — CIT Group Inc. (NYSE: CIT) today announced additional actions that return $550 million of capital through an open market repurchase program (OMR) and an accelerated share repurchase agreement (ASR). Both of these actions were authorized by CIT’s Board of Directors (Board) and were included in the Company’s 2016 Amended Capital Plan.

CIT completed the repurchase of approximately $38 million of common stock under the OMR, which began on June 9, 2017 and was completed on June 14, 2017. The OMR resulted in the repurchase of 818,071 shares at an average share price of $46.45.

In addition, CIT also entered into an ASR today with Morgan Stanley & Co. LLC (Dealer) to repurchase $512 million of CIT’s common shares.

"We continue to deliver on our strategic plan to create value for our shareholders,” said CIT Chairwoman and Chief Executive Officer Ellen R. Alemany. "Upon completion of the ASR, CIT will have honored its commitment to shareholders and returned $3.3 billion of capital this year. As we look to the second half of the year, we remain focused on continuing to build momentum in our core businesses and advancing our strategic plan."

Under the terms of the ASR, CIT will pay to the Dealer $512 million in exchange for the initial delivery of approximately 9.25 million CIT common shares. The ultimate number of CIT common shares repurchased under the ASR will be determined based on the volume-weighted average share price during the term of the ASR subject to adjustments pursuant to the terms and conditions of the ASR. At final settlement, which is expected to occur by the end of the third quarter of 2017, the Dealer may be required to deliver additional shares of CIT’s common stock to CIT, or, under certain circumstances, CIT may be required to make a cash payment or may elect to deliver shares of its common stock to the Dealer.

The $550 million aggregate capital return was funded using a combination of proceeds of the recently completed $325 million preferred stock issuance and a portion of the proceeds of the sale of the Company’s commercial aircraft leasing business.

This return of capital to stockholders was made pursuant to CIT's 2016 Amended Capital Plan, for which CIT received a non-objection from the Federal Reserve Bank of New York to return up to $2.975 billion of common equity from the proceeds of the Commercial Air sale and up to an additional $325 million upon issuance of a like amount of Tier 1 qualifying preferred stock.  Together with the recently completed cash tender offer for $2.75 billion of CIT’s common stock, the $550 million aggregate amount of the OMR and ASR completes the $3.3 billion return of capital.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "intend," "evaluate," "pursue," "commence," "seek," "may," "would," "could," "should," "believe," "potential," "continue," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. We describe risks that could affect our results in Item 1A, "Risk Factors," of our latest Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the Securities and Exchange Commission. Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with $63 billion in assets as of March 31, 2017. Its principal bank subsidiary, CIT Bank, N.A. (Member FDIC, Equal Housing Lender), has more than $30 billion of deposits and more than $40 billion of assets. CIT provides financing, leasing, and advisory services principally to middle-market companies and small businesses across a wide variety of industries. It also offers products and services to consumers through its Internet bank franchise and a network of retail branches in Southern California, operating as OneWest Bank, a division of CIT Bank, N.A. For more information visit cit.com.

Contacts

CIT MEDIA RELATIONS:
Gina Proia
(212) 771-6008
Gina.Proia@cit.com
CIT INVESTOR RELATIONS:
Barbara Callahan
(973) 740-5058
Barbara.Callahan@cit.com